Exhibit 99.1

Jules A. Müsing Joins iBio’s Board of Directors

NEWARK, Del.--(BUSINESS WIRE)-- iBio, Inc. (NYSE AMEX: IBIO) announced today the appointment of Jules A. Müsing, formerly a senior executive at Johnson & Johnson, to iBio’s Board of Directors.

In the course of his career at Johnson & Johnson, Mr. Müsing was responsible for worldwide licensing and acquisition of pharmaceutical and biotechnology products and technologies and the establishment of strategic alliances. This included the establishment of new scientific and product collaborations in various therapeutic areas, the negotiation of licensing and alliance agreements with biotechnology and pharmaceutical companies worldwide, and the partnering, spin-out and out-licensing of company pharmaceutical and biotechnology assets. Prior to moving into that role, Mr. Müsing was Vice President Marketing International for the Janssen Pharmaceutica Group of Companies Worldwide; President of Pitman-Moore, Inc., a U.S.-based Johnson & Johnson company; Managing Director of Janssen Pharmaceutica in Portugal; President of Serono, Inc. in the U.S. and Executive Vice President with responsibilities for North and South America; Member of the Board of Ortho Biotech, Inc.; and Managing Director of Ortho Biotech in France (a Johnson & Johnson affiliate).

“In addition to undertaking normal Board responsibilities, Jules has indicated an interest in playing an active role in the further development of iBio’s business and licensing programs,” said Robert B. Kay, iBio’s Executive Chairman and Chief Executive Officer. “I expect his experience and relationships to significantly advance our commercialization activities.”

About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ platform, offering collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. Advantages over other systems include: success with proteins difficult or impossible to produce with other methods; broadly applicable to biologics, including monoclonal antibodies, other therapeutic proteins and vaccines; enables rapid development and validation of modular, scalable, and optionally robotic, multi-product manufacturing facilities; production time measured in weeks instead of months or more. Additional benefits include a practically unlimited surge capacity for remedial action against bioterrorism and pandemic disease; product entry that is unconstrained by traditional process patents, and significantly lower capital and operating costs for comparable production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements

Statements included in this news release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

Contact:

iBio, Inc.
Corporate:
Robert Erwin, President
302-355-2335
rerwin@ibioinc.com
or
Investor Contact:
Laurie S. Roop, 302-355-9452
ir@ibioinc.com